                 Schedule 14A Information

    Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934

Filed by the Registrant [X ]
Filed by a party other than the Registrant [  ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[ X]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or
          Sec. 240.14a-12


                  DATA GENERAL CORPORATION
----------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

----------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X]  No fee required
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
          and 0-11

    (1) Title of each class of securities to which transaction applies:

----------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
----------------------------------------------------------------------

    (5) Total fee paid:

----------------------------------------------------------------------

[  ]       Fee paid previously with preliminary materials.
[  ]       Check box if any part of the fee is offset as  provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)    Amount Previously Paid:

----------------------------------------------------------------------

    (2)    Form, Schedule or Registration Statement No.:

----------------------------------------------------------------------

    (3)    Filing Party:

----------------------------------------------------------------------

    (4)    Date Filed:

----------------------------------------------------------------------

[DATA GENERAL logo]                                               (508) 898-5000
--------------------------------------------------------------------------------
4400  COMPUTER DRIVE,  WESTBORO,  MASSACHUSETTS   01580



                                                               December 17, 1998


Dear Fellow Stockholder:


         You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 1:00 P.M., Eastern Standard Time, on Wednesday, January 27, 1999, at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts.

         This year in addition to electing directors, you are being asked to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Common Stock of the Company. Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote "FOR" both Proposal No. 1 and Proposal No. 2.

         At the meeting, the Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments.

         The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please sign, date, and mail the enclosed Proxy in the envelope provided at your earliest convenience.

         Thank you for your cooperation.

                                Very truly yours,



                                Ronald L. Skates
                                President and Chief Executive Officer

                            DATA GENERAL CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




                                                         Westboro, Massachusetts
                                                               December 17, 1998


         The Annual Meeting of Stockholders of Data General Corporation will be held at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Wednesday, January 27, 1999, at 1:00 P.M., Eastern Standard Time, for the following purposes:

         1.       To elect seven directors for the ensuing year.

         2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Common Stock of the Company from 100 Million shares to 150 Million shares.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on November 30, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

         Stockholders are requested promptly to complete, sign, date and return the enclosed form of proxy in the envelope provided. No postage is required if mailed in the United States.



                                                                  Carl E. Kaplan
                                                                       Secretary

                            DATA GENERAL CORPORATION
                               4400 COMPUTER DRIVE
                          WESTBORO, MASSACHUSETTS 01580

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------

                               GENERAL INFORMATION
Proxy Solicitation

         This Proxy Statement is furnished to the holders of the Common Stock, $.01 par value per share ("Common Stock"), of Data General Corporation (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on January 27, 1999, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the meeting.
         Proxies for use at the meeting will be mailed to stockholders on or about December 17, 1998, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram. The Company has retained Morrow & Co., Inc. to assist it with the solicitation, at an estimated fee of $5,000, plus reimbursement of out-of-pocket expenses. The Company may enlist the assistance of brokerage houses and banks in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

Revocability and Voting of Proxy

         A form of proxy for use at the meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. Shares represented by executed proxies which abstain from one or all matters to be acted upon at the meeting and broker non-votes will be considered for the purpose of determining whether or not a quorum is present at the meeting but will not be considered in determining whether or not the matter for which authority to vote has been properly withheld is approved by an affirmative vote of the requisite percentage of the shares voting on such matter. ("Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.)
         The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the meeting is required to approve the amendment to the Company's Restated Certificate of Incorporation (Proposal No. 2 ). If no specifications are given, the proxies intend to vote the shares represented thereby "FOR" Proposal No. 1 and "FOR" Proposal No. 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders, and in accordance with their best judgment on any other matters that may properly come before the meeting.

         Only stockholders of record at the close of business on November 30, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company had outstanding on November 30, 1998, 49,842,460 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the meeting.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth information as of November 15, 1998, regarding the beneficial ownership of the Company's Common Stock of (i) each person known to the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) the four most highly compensated executive officers of the Company other than the chief executive officer, and
(iii) all present executive officers and directors of the Company as a group.

                                             Amount and Nature     Percentage of
Name and Address of Beneficial Owner     of Beneficial Ownership    Common Stock
--------------------------------------------------------------------------------
Morgan Stanley Dean Witter & Co.
     1585 Broadway
     New York, New York  10036  ................ 5,162,903 (1)          10.4%
Capital Research and Management Company
     333 South Hope Street
     Los Angeles, California  90071  ........... 3,820,000 (2)           7.7%
Cramer Rosenthal McGlynn, Inc.
     707 Westchester Avenue
     White Plains, New York  10604  ............ 2,773,100 (3)           5.6%
Ethan Allen, Jr.  ..............................   103,973 (4)            .2%
William J. Cunningham  .........................   159,893 (5)            .3%
Arthur W. DeMelle  .............................   102,500 (6)            .2%
Joel Schwartz  .................................   189,558 (7)            .4%
All present executive officers and directors
     as a group (eleven persons)  .............. 2,940,911 (8)           5.9%


(1) This figure is based on information set forth in the Schedule 13G dated May 8, 1998 (the "Morgan Schedule"), filed by Morgan Stanley Dean Witter & Co. ("Morgan") with the Securities and Exchange Commission on behalf of itself and its wholly owned subsidiary, Morgan Stanley Asset Management Limited ("Morgan Limited"). The Morgan Schedule states that Morgan has shared power to dispose or direct the disposition of 5,162,903 of such shares, and shared power to vote or direct the vote of 5,004,803 of such shares. The Morgan Schedule also states that Morgan Limited has shared power to dispose or direct the disposition of 4,787,672 of such shares, and shared power to vote or direct the vote of 4,629,572 of such shares.

(2) This figure is based on information set forth in the Amendment to Schedule 13G dated July 9, 1998 (the "Capital Schedule"), filed by Capital Research and Management Company ("Capital"), with the Securities and Exchange Commission. The Capital Schedule states that Capital has the sole power to dispose or direct the disposition of all of such shares and that Capital has no power to vote or direct the vote of any of such shares. The Capital Schedule states that Capital disclaims beneficial ownership of all such shares.

(3) This figure is based on information set forth in the Schedule 13G dated February 23, 1998 (the "Cramer Schedule"), filed by Cramer Rosenthal McGlynn, Inc. ("Cramer") with the Securities and Exchange Commission. The Cramer Schedule states that Cramer has shared power to dispose or direct the disposition of all of such shares, and shared power to vote or direct the vote of all of such shares.

(4) Includes 102,500 shares of Common Stock that may be acquired through exercise of stock options.

(5) Includes 156,250 shares of Common Stock that may be acquired through exercise of stock options.

(6) Includes 102,500 shares of Common Stock that may be acquired through exercise of stock options.

(7) Includes 188,362 shares of Common Stock that may be acquired through exercise of stock options.

(8) Includes 2,450,339 shares of Common Stock that may be acquired through exercise of stock options.

\
                  PROPOSAL NO. 1 -- ELECTION OF SEVEN DIRECTORS

        Seven directors (constituting the entire Board) are to be elected at the meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.
         The nominees, their ages, the year in which each first became a director, their principal occupations or employment during the past five years, and the number and percentage of shares of Common Stock beneficially owned by each, are:


                                  Year                                               Amount and
                                  First                                               Nature (1)    Percentage
                                  Became        Principal Occupation During             of        of Common
 Nominee                   Age   Director            the Past Five Years             Beneficial    Stock (2)
                                                                                      Ownership
 --------------------------------------------------------------------------------------------------------------
 Frederick R. Adler         72    1968    Chairman of the Executive Committee of         277,547       0.6%
                                          the Board of Directors since July, 1982; (7)(8)(9)(10)
                                          Managing General Partner of Adler &
                                          Company, a venture capital investment
                                          firm, and a general partner of its
                                          related investment funds for more than
                                          five years; of counsel to Fulbright &
                                          Jaworski L.L.P., attorneys, and until
                                          December, 1995, a Senior Partner of such
                                          firm.  (3)(5)

 Ferdinand Colloredo-       59    1986    Chairman of the Board and Chief Executive       33,475
 Mansfeld                                 Officer of Cabot Industrial Trust, a real    (7)(8)(9)
                                          estate investment  trust,  since 1998;
                                          Chairman   of  the   Board  and  Chief
                                          Executive  Officer  of Cabot  Partners
                                          Limited  Partnership,  a  real  estate
                                          investment   firm,   1990   to   1998;
                                          Chairman,  Chief Executive Officer and
                                          Chief  Investment  Officer  of  Cabot,
                                          Cabot & Forbes Realty Advisors,  Inc.,
                                          1986 to 1990. (3)(4)(6)

 Jeffrey M. Cunningham      46    1997    Business consultant; Group Publisher of         18,119
                                          Forbes, Inc.,  1997 to 1998; Publisher of    (7)(8)(9)
                                          Forbes Magazine from 1993 to 1997, and
                                          Associate Publisher from 1989 to 1993.
                                          (4)(5)

 Ronald L. Skates           57    1989    President and Chief Executive Officer of     1,975,849       4.0%
                                          the  Company  from  November,  1989 to         (7)(11)
                                          date; (7)(11) Executive Vice President
                                          and Chief Operating  Officer from 1988
                                          to 1989;  Senior Vice  President  from
                                          1986 to 1988.  (3)

 W. Nicholas Thorndike      65    1994    Corporate director and trustee.  (4)(5)         34,922
                                                                                       (7)(8)(9)

 Donald H. Trautlein        72    1989    Retired; Chairman of the Board of               20,000
                                          Directors and Chief Executive Officer of        (7)(9)
                                          Bethlehem Steel Corporation from 1980 to
                                          1986.  (3)(4)(5)

 Richard L. Tucker          58    1994    Managing Director of Trinity Investment         25,075
                                          Management Corporation.   (4)(5)(6)          (7)(8)(9)

   (1) As of November 15, 1998. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

   (2) Messrs. Colloredo-Mansfeld, Cunningham, Thorndike, Trautlein and Tucker own less than 0.1% of the Company's Common Stock.

   (3)   Member of Executive Committee of Board of Directors.

   (4)   Member of Audit Committee of Board of Directors.

   (5)   Member of Compensation Committee of Board of Directors.

   (6)   Member of Nominating Committee of Board of Directors.

   (7) Includes shares of Common Stock that may be acquired through exercise of stock options, as follows: for Mr. Adler, 15,000 shares; for Mr. Colloredo-Mansfeld, 20,000 shares; for Mr. Cunningham, 8,000 shares; for Mr. Skates, 1,803,727 shares; for Mr. Thorndike, 20,000 shares; for Mr. Trautlein, 14,000 shares; and for Mr. Tucker, 20,000 shares.

   (8) Includes shares of Common Stock that may be acquired through exercise of share units under the Data General Corporation Stock Compensation Plan for Non-Employee Directors, as follows (without regard to fractional shares): for Mr. Adler, 3,674 shares; for Mr. Colloredo-Mansfeld, 1,267 shares; for Mr. Cunningham, 4,119 shares; for Mr. Thorndike, 2,922 shares; and for Mr. Tucker, 2,875 shares.

   (9)   Includes   1,500   restricted   shares  of  Common  Stock   granted  to
         Non-Employee Directors in November, 1997, vesting 500 shares each November based on continued service on the Board.

  (10) Includes 256,873 shares of Common Stock owned by a trust as to which Mr. Adler has neither voting nor investment powers.

  (11) Includes 6,000 shares of Common Stock owned by family members as to which Mr. Skates disclaims beneficial ownership; includes also 32,000 shares of Common Stock in which Mr. Skates has shared voting and investment powers, owned by family trusts of which Mr. Skates is a co-trustee and in which each trustee has the power without the other to both vote and dispose of trust assets.

         Mr. Adler is a director of Prime Cellular, Inc., Shells Seafood Restaurants, Inc., and USA Detergents, Inc.; a member of the Board of Memorial Sloan-Kettering Cancer Center; Chairman of the Board of Intracoastal Health Systems; and of counsel to Fulbright & Jaworski L.L.P., legal counsel to the Company. Mr. Colloredo-Mansfeld is a director of Raytheon Company, and until
November 30, 1995 was a director of Shawmut National Corporation. Mr. Colloredo-Mansfeld is Chairman of the Boards of Trustees of Cabot Industrial Trust and of Massachusetts General Hospital, and is a trustee of the Boston Athenaeum. Mr. Cunningham serves as a member of the Boards of Schindler Holding Ltd., the Global Economic Council, the Junior Achievement Foundation and the American Swiss Foundation. Mr. Skates is a trustee of Cabot Industrial Trust and of Massachusetts General Hospital. Mr. Thorndike serves as a corporate director or trustee of a number of organizations, including Bradley Real Estate Inc., Cabot Industrial Trust, Courier Corporation, Massachusetts General Hospital, Providence Journal Company, Eastern Utility Associates and The Putnam Funds. In February, 1994, Mr. Thorndike accepted appointment as a successor trustee of private trusts in which he has no beneficial interest, and concurrently became, serving until October, 1994, Chairman of the Board of two privately owned corporations controlled by such trusts that filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in August, 1994. Mr. Trautlein is a director of PXRE Corporation.

         The Board of Directors has an Audit Committee which met five times during the fiscal year ended September 26, 1998 (the "1998 fiscal year"). Representatives of Price Waterhouse LLP or its successor, PricewaterhouseCoopers LLP, the Company's auditors, were present at all such meetings. The primary functions of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices and to maintain, by way of regularly scheduled meetings, a direct line of communication among the directors, the Company's internal auditors and independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's independent accountants and for considering the range of non-audit and audit fees.

         The Board of Directors has a Nominating Committee. During the 1998 fiscal year, the Nominating Committee did not meet. The primary functions of the Nominating Committee are to consider qualified candidates to fill vacant seats on the Board which may arise during the year and to recommend to the Board for nomination for election to fill any such vacancies such candidates as it deems, in its discretion, appropriate. The Nominating Committee does not consider nominees recommended by stockholders for election as directors.

         The Board of Directors has a Compensation Committee. During the 1998 fiscal year, the Compensation Committee met twice. The Compensation Committee's functions are to review the compensation of the Company's executive officers and recommend to the Board of Directors the compensation of such executive officers.

         Other committees on which directors serve include the Executive Committee, the Employee Qualified Stock Purchase Plan Committee and the committees for the Company's employee stock option plans.

         During the 1998 fiscal year, the Board of Directors held seven meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors and of all the committee(s) of the Board of Directors on which the Director served.


 THE BOARD OF DIRECTORS DEEMS THE ELECTION TO THE BOARD OF DIRECTORS OF ALL THE
   ABOVE-DESCRIBED NOMINEES TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS
      STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 1.

              PROPOSAL NO. 2 - INCREASE OF AUTHORIZED COMMON STOCK

         The  Board  of  Directors  has  unanimously   adopted  and  submits  to
stockholders for their approval an amendment to Article FOURTH of the Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock, $.01 par value, from 100 Million to 150 Million shares. The text of the proposed amendment is set forth in Appendix A to this proxy statement and the following discussion is qualified by reference to Appendix A. The Board of Directors recommends a vote FOR approval of this amendment.
         The authorized stock of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value. As of September 26, 1998, 49,897,604 shares of Common Stock were issued and outstanding, 208,653 shares of which were held by the Company as treasury shares. No shares of Preferred Stock are issued or outstanding. As of September 26, 1998, (a) 8,122,000 shares were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Notes due 2004, (b) approximately 8,676,000 shares were reserved for issuance under the Company's stock option plans, under which options to purchase a total of approximately 5,291,000 shares of Common Stock were outstanding, (c) approximately 1,598,000 shares were reserved for issuance pursuant to the employee stock purchase program, and (d) 100,000 shares were reserved for issuance under the Company's Stock Compensation Plan for Non-Employee Directors, under which approximately 12,000 share units (ultimately convertible to an equal number of shares of Common Stock) were outstanding. Accordingly, approximately 31,500,000 shares of Common Stock remained available and unreserved as of September 26, 1998.
         The proposed increase in the authorized number of shares of Common Stock is designed to provide the Company with flexibility for funding its capital needs and corporate growth, for potential acquisitions, for future stock dividends and splits and for reservation of shares to meet the needs of its various option and other employee benefit plans. The Company has no present plans for the issuance of any of the additional shares to be authorized if this amendment is adopted. Such additional shares may be issued on such terms and at such times as the Board of Directors may determine without further action by the stockholders, unless otherwise required by the applicable rules of the New York Stock Exchange and other applicable laws or regulations. Except in certain cases such as a stock dividend, the issuance of additional shares would have the effect of diluting the voting power of existing stockholders. Each additional share of Common Stock authorized by this amendment would have the same rights and privileges as each share of outstanding Common Stock. Stockholders of Common Stock have no preemptive rights to receive or purchase any shares of the presently authorized Common Stock or any of the shares which would be authorized by this amendment.
         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be necessary for the approval of this amendment.


         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST
              INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND
            RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL  NO. 2.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the 1996, 1997 and 1998 fiscal years of those persons who were (i) during the 1998 fiscal year, the chief executive officer and (ii) at the end of the 1998 fiscal year, the four most highly compensated executive officers other than the chief executive officer.

                                           Summary Compensation Table
---------------------------------------------------------------------------------------------------------------
                                                                                                 Long-term
                                                          Annual Compensation (000's)         Compensation (1)
                                                    -------------------------------------    ------------------
                                                                                   Other         Securities
                                  Fiscal Year                                     Annual         Underlying
Name and Principal Position          Ending         Salary         Bonus     Compensation (2)     Options
---------------------------      -------------      ------         -----     ---------------      -------

Ronald L. Skates                     1998          $ 750.0             $ 0     $ 2,364.4  (3)      500,000
     President &                     1997          $ 630.0      $ 10,000.0                         100,000
      Chief Executive Officer        1996          $ 630.0       $ 1,360.0                          75,000

Ethan Allen, Jr.                     1998          $ 279.2             $ 0                          35,000
      Senior Vice President          1997          $ 219.8         $ 116.0                          10,000
                                     1996          $ 210.0          $ 75.0                          10,000

William J. Cunningham                1998          $ 360.0             $ 0                          25,000
      Senior Vice President          1997          $ 340.0         $ 275.0                          25,000
                                     1996          $ 315.0         $ 185.0                          30,000

Arthur W. DeMelle                    1998          $ 340.0             $ 0                          25,000
      Senior Vice President          1997          $ 340.0         $ 255.0                          20,000
                                     1996          $ 315.0         $ 135.0                          30,000

Joel Schwartz                        1998          $ 340.0             $ 0                          25,000
      Senior Vice President          1997          $ 340.0         $ 255.0                          25,000
                                     1996          $ 315.0         $ 185.0                          30,000


 (1) The Company does not maintain any long-term incentive plans other than its option plans. All long-term compensation earned by executive officers of the Company during the years shown have been in the form of stock option grants under those option plans.

 (2) Except as noted, exclusive of tax preparation services and other personal benefits aggregating less than $25,000 per individual.

 (3) Includes $ 2,333,333 representing that portion of the $7,000,000 restricted bonus awarded to Mr. Skates in September, 1997 that was earned and vested during the 1998 fiscal year.

Option Grants in the 1998 Fiscal Year

         The following table sets forth further information on grants of stock options to the named executive officers during the 1998 fiscal year. The Company does not have a stock appreciation rights plan.


                                     Option Grants in the 1998 Fiscal Year
-----------------------------------------------------------------------------------------------------------------
                       Number   % of Total
                         of       Options
                     Securities   Granted              Market                     Potentially Realizable Value
                     Underlying     to                 Price(3)                       at Assumed Annual Rates
                      Options   Employees   Option       at       Option           of Stock Price Appreciation
                      Granted   in Fiscal  Exercise    Date of  Expiration             For Option Term (4)
Name                  (1) (2)      Year     Price       Grant      Date          0%           5%           10%
------------------------------------------------------------------------------------------------------------------
R. L. Skates          500,000     26.6 %   $ 20.00      $ 20.00   11/2/07      --        $6,288,946   $15,937,425

E. Allen, Jr.          17,500      0.9 %   $ 10.00      $ 20.00   11/2/07   $ 175,000     $ 395,113     $ 732,810
                        7,500      0.4 %   $ 20.00      $ 20.00   11/2/07      --          $ 94,334     $ 239,061
                       10,000      0.5 %    $ 7.75      $ 15.50    5/4/08    $ 77,500     $ 174,979     $ 324,530
                    ---------------------                                -----------------------------------------
                       35,000      1.8 %                                    $ 252,500     $ 664,426   $ 1,296,401

W. J.  Cunningham      17,500      0.9 %   $ 10.00      $ 20.00   11/2/07   $ 175,000     $ 395,113     $ 732,810
                        7,500      0.4 %   $ 20.00      $ 20.00   11/2/07      --          $ 94,334     $ 239,061
                    ---------------------                                -----------------------------------------
                       25,000      1.3 %                                    $ 175,000     $ 489,447      $971,871

A. W. DeMelle          17,500      0.9 %   $ 10.00      $ 20.00   11/2/07   $ 175,000     $ 395,113     $ 732,810
                        7,500      0.4 %   $ 20.00      $ 20.00   11/2/07      --          $ 94,334     $ 239,061
                    ---------------------                                -----------------------------------------
                       25,000      1.3 %                                    $ 175,000     $ 489,447      $971,871

J. Schwartz            17,500      0.9 %   $ 10.00      $ 20.00   11/2/07   $ 175,000     $ 395,113     $ 732,810
                        7,500      0.4 %   $ 20.00      $ 20.00   11/2/07      --          $ 94,334     $ 239,061
                    ---------------------                                -----------------------------------------
                       25,000      1.3 %                                    $ 175,000     $ 489,447     $ 971,871

(1) The grants described above were made in the 1998 fiscal year. Thereafter, during the first forty-five days of the 1999 fiscal year, Mr. Skates was granted an option for 500,000 shares at $17.32 per share. Also during the first forty-five days of the 1999 fiscal year, Messrs. Cunningham, Schwartz, and Allen were each granted an option for 40,000 shares at $8.66 per share. The closing market price of the Company's Common Stock on the date of these grants to Mr. Skates and the other executive officers was $17.32 per share.

(2) All of the options shown in this table, although immediately exercisable, are subject to disposition restrictions that require that any shares acquired on the exercise of such options be offered for resale to the Company at the original option exercise price upon termination of the optionee's employment with the Company for any reason except death or retirement with the consent of the Company. These restrictions lapse in 25% installments on each of the first four anniversaries of the option grant or upon a change of control of the Company (as defined in the discussion under the heading "Employee Agreements", below).


(3) The market price shown is the closing price of the Company's Common Stock, based on New York Stock Exchange Composite Tape trading for the date on which the option was granted.

(4) The projected realizable values shown assume future market prices based, pursuant to applicable Securities and Exchange Commission regulations, on arbitrarily assumed annual stock price appreciation rates of 0%, 5% and 10% for the full terms of the options. These projections are provided for illustrative purposes only, in order to comply with such regulations, and no representations are made as to what the actual future price of the Company's stock will be at any point in time

Option Exercises in the 1998 Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth information with respect to (i) stock options exercised by the chief executive officer and the other named executive officers during the 1998 fiscal year, and (ii) unexercised, in-the-money stock options held by such individuals at September 26, 1998.

                                  Option Exercises in the 1998 Fiscal Year and
                                       1998 Fiscal Year-End Option Values
-----------------------------------------------------------------------------------------------------------------
                                                          Number of Securities         Value of Unexercised
                                                         Underlying Unexercised       In-the-Money Options at
                           Shares                      Options at Fiscal Year End         Fiscal Year End
                          Acquired                     --------------------------  ------------------------------
                             on            Value       Exercisable    Exercisable  Exercisable     Exercisable
Name                      Exercise        Realized      Vested         Unvested      Vested         Unvested
                                                       Options(2)     Options(2)    Options (2)    Options (2)
-----------------------------------------------------------------------------------------------------------------
R. L. Skates               26,536        $ 343,087       653,650        650,077     $ 918,841     $  80,490
E. Allen, Jr.                   0                         12,500         50,000     $  74,950     $ 139,450
W. J.  Cunningham               0                         52,500         63,750     $ 308,188     $ 221,125
A. W. DeMelle                   0                         42,500         60,000     $ 254,675     $ 205,450
J. Schwartz                     0                         84,612         63,750     $ 486,744     $ 221,125


(1) Year-end spread value of options are calculated based on the $11.50 closing price of the Company's Common Stock on September 25, 1998 (the last trading day of the 1998 fiscal year), based on New York Stock Exchange Composite Tape trading for such day.

(2) All of the options shown in this table, although immediately exercisable, are subject to disposition restrictions that require that any shares acquired on the exercise of such options be offered for resale to the Company at the original option exercise price upon termination of the optionee's employment with the Company for any reason except death or retirement with the consent of the Company. These restrictions lapse in 25% installments on each of the first four anniversaries of the option grant. The option data shown in the "vested" columns relate only to the portion of any currently outstanding options that have already vested and are free of the disposition restrictions and related resale requirement. The option data shown in the "unvested" columns relate to the portion of any currently outstanding options that have not yet vested, are still subject to the disposition restrictions and related resale requirement, and thus can be viewed as being comparable to options that are not yet exercisable.

Compensation Pursuant to Plan

         Pension Plans

         The Company maintains a noncontributory, defined benefit pension plan (the "Pension Plan"). Substantially all domestic employees of the Company are eligible to participate in the Pension Plan. All executive officers of the Company participate in the Pension Plan. The amount of the contribution accrued each year by the Company and participating affiliates under the Pension Plan is actuarially determined and equals at least the minimum amount required under the Internal Revenue Code, as amended (the "Code"). Pension benefits paid from the Pension Plan are based on base salary, exclusive of overtime, bonuses, nonsales incentive compensation and other similar types of payments but inclusive of sales incentives and commissions, up to a certain maximum, and an employee's period of service. In general, pension benefits become nonforfeitable (vested) after the completion of five years of service.
         Under the Pension Plan, a participant's pension at normal retirement (age 65) is equal to the sum of his yearly benefits accrued during his period of service. In general, for each year of credited service completed by an employee after becoming a participant in the Pension Plan, the employee accrues an annual benefit in an amount equal to 1.5 percent of his compensation. For the Pension Plan year commencing October 1, 1998, the amount of compensation taken into account to calculate the Pension Plan benefit may not exceed $160,000 per annum under the Code. Each employee who was a participant on October 1, 1997 had his benefit updated based on his compensation on October 1, 1997, for each year of service as a participant in the Pension Plan to that date. As of October 29, 1998, the estimated annual benefits payable upon retirement at age 65, based on a single life annuity, pursuant to the Pension Plan for the following individuals would be: to Mr. Skates, $58,275; to Mr. Allen, $55,750; to Mr. W. Cunningham, $37,037; to Mr. DeMelle, $33,763; and to Mr. Schwartz, $49,246. In addition to pension benefits, the Pension Plan provides amounts to fund medical benefits for certain retired employees and their dependents.
         In June 1989, the Board of Directors adopted the Data General Corporation Supplemental Retirement Benefit Plan (the "Supplemental Plan") effective October 1, 1989. The Supplemental Plan provides additional retirement benefits for eligible employees, including executive officers of the Company, who retire under the Company's Pension Plan. The Supplemental Plan was adopted in order to compensate eligible employees for reductions in the benefits calculated under the Pension Plan due to the change in the formula for the calculation of benefits under the Pension Plan and/or legislative and regulatory limitations. The Supplemental Plan benefit equals a participant's retirement benefit calculated in an amount equal to one percent of his compensation not in excess of the Federal Insurance Contribution Act ("FICA") wage base and two percent of his compensation in excess of the FICA wage base, reduced by an amount equal to the actual amount of the benefit that is payable under the normal form of payment provided for under the Pension Plan. The Supplemental Plan was also updated by basing the benefit thereunder on the participant's compensation on October 1, 1997. The Supplemental Plan is funded pursuant to a non-qualified deferred compensation arrangement under which the Company transfers certain amounts to a trust to be held for the benefit of the
Supplemental Plan participants, except in the event of the insolvency of the Company. As of October 29, 1998, the estimated annual benefits payable upon retirement at age 65, based on a single life annuity, pursuant to the
Supplemental Plan for the following individuals would be: to Mr. Skates, $228,405; to Mr. Allen, $72,968; to Mr. W. Cunningham, $55,957; to Mr. DeMelle, $49,935; and to Mr. Schwartz, $72,183.
         In December 1994, the Board of Directors adopted a Supplemental Retirement Benefit (the "Supplemental Benefit") to provide Mr. Skates a retirement benefit to supplement that available to him under the Company's Pension Plan and Supplemental Plan. The Supplemental Benefit provides that if Mr. Skates retires from service to the Company at age 65, he will receive from the Company' Pension Plan, current Supplemental Plan and the Supplemental Benefit a combined joint and survivor annuity equal to 60% of the average of his three highest years of cash compensation excluding any bonuses he may be awarded. If Mr. Skates retires prior to attaining age 65, the 60% benefit rate will be reduced by two percentage points for each year his retirement precedes age 65. If at any time Mr. Skates dies, is terminated due to disability, is terminated by the Board without cause, or his employment is terminated other than for cause after a Change in Control (as defined in the discussion under the heading "Employee Agreements", below), payment of the above-described benefit may commence prior to age 65, at the reduced rate described above. As of October 29, 1998, the estimated annual benefit payable upon retirement at age 65 pursuant to the Pension Plan, the Supplemental Plan and the Supplemental Benefit to Mr. Skates would be $450,000.


         Stock Options

         The Company maintains a Restricted Stock Option Plan, Employee Stock Option Plan, 1998 Employee Stock Option Plan, Employee Qualified Stock Purchase Plan, 1994 Non-Employee Director Stock Option Plan and 1998 Non-Employee Director Stock Option Plan which are available to the officers and directors of the Company.

         Restricted Stock Option Plan. The Restricted Stock Option Plan (the "Restricted Plan"), which was originally adopted by the Board of Directors on November 19, 1976 and approved by the stockholders on January 18, 1977, authorizes the Company to grant "restricted stock options" to employees and consultants of the Company and its subsidiaries. The Restricted Plan, which was amended in 1988 to extend the termination date of the Restricted Plan to December 31, 1998 and which has been amended from time to time to increase the number of shares available thereunder, provides for the granting of options to purchase up to 11,000,000 shares of Common Stock coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company at their original purchase price upon termination of employment for any reason except death or retirement with the consent of the Company. The restrictions against disposition and the obligation of resale lapse from time to time as to portions of the grant, as determined by the Restricted Stock Option Plan Committee (the "Restricted Plan Committee"). The Restricted Plan Committee which administers the Restricted Plan consists of not fewer than three non-employee directors, and currently consists of Messrs. J. Cunningham, Thorndike, Trautlein and Tucker. The Restricted Plan provides for the issuance of Common Stock to employees for any lawful consideration as determined by the Board of Directors so long as it is not less than the lower of (i) 50 percent of the book value per share of Common Stock as of the end of the fiscal year immediately preceding the date of such grant or (ii) 25 percent of the fair market value per share of Common Stock on the date of such grant. Subject to the terms of the Restricted Plan, the Restricted Plan Committee has exclusive authority to select the employees or others to whom options are granted and to determine the number of shares subject to such options and the time or times when options are exercisable
         Employees of the Company and its subsidiaries, including officers and consultants (approximately 4,700 persons) are eligible to receive options under the Restricted Plan. Directors who are also employees are eligible to receive options if they are not members of the Restricted Plan Committee. Directors who are not employees may also receive options under the Non-Employee Director Stock Option Plans described under the heading "Non-Employee Director Stock Option Plans", below. Options may be granted to the same employee on more than one occasion. However, the number of shares issued to any one employee under the Restricted Plan shall not exceed ten percent of the aggregate number of shares issuable thereunder nor exceed three percent during any consecutive twelve-month period. The Company reserves the right under the Restricted Plan to terminate an employee's option with the employee's consent and to substitute one or more options with different terms and conditions, including a lower option price. Options may be granted under the Restricted Plan from time to time through December 31, 1998, the termination date of the Plan.

         An option granted under the Restricted Plan is a non-statutory option and is taxed in accordance with Section 83 of the Code and the regulations thereunder. An employee granted an option under the Restricted Plan generally will realize income when the shares purchased pursuant to the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares are transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the employee for which the Company can claim a business expense deduction.

         Employee Stock Option Plans. The Employee Stock Option Plan, which was adopted by the Board of Directors on October 6, 1981, approved by the stockholders on January 19, 1982 and amended from time to time thereafter, among other things, to increase the number of shares available thereunder, authorizes the Company to grant either "incentive stock options" to employees of the Company or its subsidiaries, under Section 422 of the Code, or non-qualified options to purchase collectively up to 7,000,000 shares of Common Stock. The 1998 Employee Stock Option Plan, a broadly based plan in which all employees of the Company are eligible to participate, was adopted by the Board of Directors on November 4, 1998. The 1998 Employee Stock Option Plan authorizes the Company to grant non-qualified options to purchase collectively up to 2,500,000 shares of Common Stock. Substantially all employees of the Company and of designated subsidiaries are eligible to participate in the above-described employee stock option plans (collectively, the "Employee Stock Option Plans"). The purpose of the Employee Stock Option Plans is to strengthen the Company's ability to attract, motivate, and retain employees and, in particular, to provide the Company with the necessary flexibility to compete for highly skilled personnel.
         Each of the Employee Stock Option Plans is administered by an Employee Stock Option Plan Committee appointed by the Board of Directors (the "Stock Option Committee"), currently consisting of Messrs. J. Cunningham, Thorndike, Trautlein and Tucker, which, subject to the provisions of the applicable Employee Stock Option Plan, has exclusive authority to select the times when and the employees to whom stock options may be granted, the number of shares of Common Stock to be acquired by the exercise of stock options, the exercise price and the term during which options may be exercised.
         To qualify as an incentive stock option under Section 422 of the Code, an option, among other things, must (i) not be exercisable more than ten years from the date of grant; (ii) have an exercise price equal to or in excess of the fair market value of the Common Stock on the date of grant and (iii) not be transferable other than by will or laws of descent and distribution and must be exercisable during the employee's lifetime only by him. The non-qualified options may be granted with an exercise price as determined by the applicable Employee Stock Option Committee so long as it is not less than the lower of (i) 50 percent of the book value per share of Common Stock as of the end of the fiscal year immediately preceding the date of such grant or (ii) 25 percent of the fair market value per share of Common Stock on the date of such grant.
         The option agreements between the Company and the optionee contain restrictions against disposition of the shares acquired upon exercise of non-qualified options and contain the obligation on the part of the optionee to offer such shares for resale to the Company at their original purchase price upon termination of the optionee's employment with the Company. The restrictions against disposition and the obligation of resale lapse from time to time as to portions of the grant, as determined by the applicable Employee Stock Option Committee.
         An employee who is granted an incentive stock option will generally recognize no income or gain on the grant or exercise of the incentive stock option. If stock purchased pursuant to the exercise of an incentive stock option is sold more than two years from the date the option is granted and one year from the date of exercise, the gain realized on the sale of the stock (the difference between the exercise price of the option and the amount realized on the sale) will be treated as capital gain rather than as ordinary income. In general, in the case of incentive stock options, the excess of the fair market value of the shares on the date of exercise (or, if later, the date the shares become vested for purposes of Section 83 of the Code) over the exercise price is included in alternative minimum taxable income for purposes of the "alternative minimum tax" provisions of the Code. The non-qualified options are taxed in accordance with Section 83 of the Code and regulations thereunder in the same manner as restricted stock options. (See previous discussion of tax consequences under the heading "Restricted Stock Option Plan", above.)
         In general, the Company can deduct as a business expense only the amount equal to the ordinary income, if any, recognized by an employee upon his sale of Common Stock purchased pursuant to an incentive stock option, as well as the ordinary income realized by an optionee with respect to the exercise of a non-qualified option. Under current accounting practice, no charge to the income of the Company will result from the grant or exercise of an incentive stock option because the exercise price of the incentive stock option must equal or exceed the fair market value of the Common Stock on the date of grant. In the case of a grant of a non-qualified stock option an amount equal to the excess of the fair market value of the Common Stock at the date of grant over the exercise price would be amortized as a charge over the option's vesting period. The tax effect of the benefit of such business expense for tax return purposes in excess of that charged to earnings will be credited to the Company's additional paid-in capital.

         Employee Qualified Stock Purchase Plan. The Employee Qualified Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on November 10, 1970 and approved by the stockholders on January 12, 1971. The Purchase Plan, which has been amended from time to time, among other things, to increase the number of shares available thereunder, authorizes the Company to issue up to 11,100,000 shares of Common Stock.
         Substantially all employees who have completed ninety days' employment with the Company or its designated subsidiaries are eligible to participate in the Purchase Plan. The Company believes that the Purchase Plan has advanced the interests of the Company and its subsidiaries and furthered its growth and development by encouraging and enabling employees to acquire the Common Stock of the Company and an increased personal and proprietary interest in the continued success and progress of the Company.
         Under the Purchase Plan, options are granted twice yearly and are exercisable six months from the date of grant. The option price is the lesser of 85 percent of the average market price of the Common Stock of the Company on (i) the date the option is granted or (ii) the last day of the six month period. Each eligible employee who continues to be a participant in the Purchase Plan on the last day of the six month period is deemed to have exercised his option on such date. The number of shares purchased at the option price by each participating employee is determined by the amounts accumulated through payroll deductions of up to 10 percent of such employee's regular base pay and, effective February 1, 1999, certain designated bonus and other compensation earned during such six-month period.
         Under the Purchase Plan, options granted to participants are intended to constitute options granted pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code. Accordingly, no taxable income will be realized by an employee until the shares purchased pursuant to an option are sold. Under certain circumstances, all or a portion of the gain realized may be treated as ordinary income to the employee, and the Company will be entitled to claim a business expense deduction of the amount of ordinary income recognized by the employee.
         The Purchase Plan is administered by the Employee Qualified Stock Purchase Plan Committee (the "Purchase Plan Committee"), which is composed of at least three members of the Board of Directors. The Purchase Plan Committee currently consists of Messrs. Adler, J. Cunningham, Thorndike, Trautlein and Tucker. Members of the Purchase Plan Committee are presently not eligible to participate in the Purchase Plan, nor is any employee entitled to participate in the Purchase Plan to the extent the employee's rights to purchase Common Stock would accrue at a rate which exceeds $25,000 of fair market value of such stock, as determined at the time such option is granted, for each calendar year in which such option is outstanding at any time, or that, after the granting of the option, such employee would own more than five percent of the Common Stock of the Company, as defined and prescribed by the Code.
         During the 1998 fiscal year, pursuant to the Purchase Plan, Mr. Skates purchased 841 shares of Common Stock at an average per share price of $13.23 ; Mr. W. Cunningham purchased 841 shares of Common Stock at an average per share price of $13.23; Mr. Schwartz purchased 641 shares of Common Stock at an average per share price of $12.18; Mr. Allen purchased 1,237 shares of Common Stock at an average per share price of $11.91; and all executive officers as a group purchased 3,560 shares of Common Stock at an average per share price of $12.58.

         Non-Employee Director Stock Option Plans. The 1994 Non-Employee Director Stock Option Plan (the "1994 Directors' Plan") was adopted by the Board of Directors on October 31, 1993 and approved by the stockholders on January 26, 1994. The 1994 Directors' Plan authorizes the Company to issue up to 150,000 shares of the Company's Common Stock. The 1994 Directors' Plan provides for the issuance of an annual option to purchase 4,000 shares of the Company's Common Stock to each non-employee director who is elected to the Board of Directors at the Annual Meeting of Stockholders. The 1998 Non-Employee Director Stock Option Plan (the "1998 Directors' Plan") was adopted by the Board of Directors and 150,000 of the Company's Treasury Shares were allocated to the 1998 Directors' Plan on November 4, 1998. The 1998 Directors' Plan provides for the issuance of an annual option to purchase 7,500 shares of the Company's Common Stock to each non-employee director who is elected to the Board of Directors at the Annual Meeting of Stockholders (subject to the limitation that the number of shares available for purchase under such option is reduced by the number of shares available for purchase under the option simultaneously granted to such director under the 1994 Directors' Plan). The exercise price per share under each of the 1994 Directors' Plan and the 1998 Directors' Plan (collectively, the "Directors' Plans") is equal to 100% of the closing price of the Company's Common Stock on the date of the Company's Annual Meeting of Stockholders at which the subject director is elected to the Board of Directors.
         The Directors' Plans were established to serve the best interests of the Company by enhancing the ability of the Company to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Company by serving as members of the Company's Board of Directors.
         Each of the Directors' Plans provide that the option to purchase Common Stock will be coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company for any reason except death, disability, or retirement with the consent of the Company. The restrictions against disposition and the obligation of resale will lapse cumulatively to the extent of 25 percent of the grant on each anniversary date of grant of the option. Options will not be transferable other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of an optionee only by the optionee. Options will be exercisable only while the optionee is serving as a director of the Company or (i) within 12 months of the director's retirement from the Board of Directors with the consent of the Company; (ii) within 12 months of the optionee becoming disabled to serve as a director of the Company; or (iii) by the director's heirs or estate within 12 months of the director's death. Options terminate ten years from the date of grant. In the event of a Change of Control of the Company (see definition of "Change of Control" in the discussion under the heading "Employee Agreements", below) the restrictions against disposition and the obligation of resale of the shares acquired pursuant to an option under the Directors' Plans will lapse and the shares will become freely tradeable.
         An option granted under either Directors' Plan will be a non-statutory stock option and will be taxed in accordance with Section 83 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. A director granted an option pursuant to either Directors' Plan generally will realize income when the shares purchased under the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares become transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the optionee for which the Company will be able to claim a business expense deduction.
         The Board may terminate, modify or suspend each of the Directors' Plans provided that no such modification shall, without further stockholders' approval, increase the maximum number of shares which may be issued (other than adjustments for capital changes), shorten the period over which restrictions against disposition and obligation of resale lapse, amend the option exercise price (other than adjustments for capital changes), or extend the period during which options may be granted or exercised under the Directors' Plan. During the 1998 fiscal year, Messrs. Adler, Colloredo-Mansfeld, J. Cunningham, Thorndike, Trautlein and Tucker were each granted an option under the 1994 Directors' Plan to purchase 4,000 shares of the Company's Common Stock with an exercise price per share of $15.44, which was the fair market value on the date of grant. Each director elected at the January, 1999 Annual Meeting of Stockholders will be granted options under the Directors' Plans to purchase, in the aggregate, 7,500 shares of the Company's Common Stock with an exercise price equal to the fair market value on the date of grant.

Employee Agreements

         Beginning in February 1989, the Company entered into employment agreements (the "Agreements") which become effective upon a change in control of the Company with its full-time executive officers, including Messrs. Skates, Allen, W. Cunningham, DeMelle and Schwartz. The Board of Directors believes that such Agreements will better ensure retention of the current officers and attract the services of new officers. The Board also believes that under such Agreements officers are able to devote their full attention and energies to the conduct of the Company's business without the potentially disturbing distractions that might arise from a change in control of the Company. Should the Company receive any proposals with respect to any change in its control, such officers could then, without being influenced by the uncertainties of their own situations, assess such proposals, formulate an objective opinion as to whether such proposals would be in the best interests of the Company and its stockholders and take such other action regarding such proposals as the Board of Directors might determine to be appropriate. Each Agreement has a three year term and becomes effective upon a change in control of the Company as defined in the Agreements.
         The Agreements provide that, if a change in control of the Company should occur, and if within three years thereafter (i) the employment of the officer is terminated for reasons other than death, disability, retirement, or "Cause" (as defined in the Agreements); or (ii) the officer voluntarily terminates his or her employment for "Good Reason" (as defined in the Agreements); or (iii) the officer voluntarily terminates his or her employment for any reason or no reason within thirty days of the first anniversary of a change in control of the Company (the "Window Period"), the officer would receive specified severance compensation. The Agreements provide generally for the continuation of employment of the officer with the Company for a three year period following the date of the change in control upon substantially the same terms and conditions with respect to duties, responsibilities, salaries, bonuses, welfare, fringe and other benefits as those enjoyed prior to the date of the change in control of the Company.
         "Good Reason" permitting an officer to receive the specified severance compensation upon voluntary termination of his or her employment with the Company during the three year term of the Agreement is defined as a diminution of responsibilities, assignment of inappropriate duties, failure of the Company to comply with the compensation and benefit provisions of the Agreement, failure of the Company to comply with the relocation provisions of the Agreement, any purported termination in violation of the Agreements or the failure of any successor to comply with the Agreements.
         Upon termination of employment with the Company for death, disability, retirement or by the officer without Good Reason (other than during the Window Period) the Company has no obligations under the Agreement other than those accrued on the date of termination and the customary Company provided death benefits, disability benefits or retirement benefits as the case may be. Upon termination by the Company for Cause, the only obligation of the Company to the officer is for salary and deferred compensation accrued by the officer to the date of termination. If the officer terminates his or her employment with the Company for Good Reason, or without any reason during the Window Period, or his or her employment with the Company is terminated by the Company without Cause, during the term of the Agreement, then the officer is entitled to (a) a lump sum cash payment equal to the sum of (1) his or her accrued salary, accrued annual bonus and deferred compensation to the date of termination, (2) three times his or her annual base salary and three times his or her "Highest Annual Bonus" (as defined in the Agreements); (b) retirement benefits and health benefits for the remainder of the term of the Agreement; (c) certain legal fees and expenses incurred as a result of termination of employment; and (d) immediate acceleration of the exercisability of the options granted to the officer pursuant to the Company's stock option plans, and immediate lapse of any restrictions against disposition and obligations of resale of the Common Stock to the Company, with the officer being able to exercise his or her options under the stock option plans within a period of sixty days following the termination date. The definition of Highest Annual Bonus is the greater of the highest annual bonus paid in the past three years or 30% of his or her annual base salary.
         The Company has established a trust fund, with the Boston Safe Deposit and Trust Company as Trustee. The trust fund is to be funded upon a change in control of the Company. The purpose of the trust fund is to ensure the proper payment of the Company's obligations under the Agreements.
         In the event that the amount payable to an officer under his or her Agreement would be subject to the excise tax for federal tax purposes pursuant to Section 4999 of the Code (the "Excise Tax"), then, unless the value of the payment of the Excise Tax by the Company to the Executive does not exceed $50,000 or more, the officer is entitled to receive an additional payment in an amount such that, after payment by the officer of all taxes, including income taxes and the Excise Tax imposed upon such additional payment, the officer is in the same after-tax position as if no Excise Tax had been imposed upon the officer. If the value to the executive does not exceed $50,000 or more, then the lump sum cash payment to that officer will be reduced by the amount necessary to avoid the Excise Tax, up to the aggregate of $50,000.
          A  change  in  control  of  the  Company  means  for  purposes  of the
Agreements: (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided, however, that any acquisition by the Company or any of its subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, shall not constitute a change of control; or (ii) individuals who, as of January 1, 1989, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 1989 whose election, or nomination for election, by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.
         The Code limits the business expense deduction available for so-called golden parachute payments. A portion of the payments (if any) made (or deemed made) by the Company under the Agreements may not be deductible as a result of those limits.

Compensation of Directors

         Directors who are full-time officers of the Company receive no additional compensation for serving on the Board of Directors or its committees. Directors who are not full-time officers receive an annual retainer of $25,000 in addition to $1,000 for each meeting attended. Directors who serve on one or more than one of the Audit Committee, the Compensation Committee, the Restricted Plan Committee, the Stock Option Committees and the Nominating Committee receive an additional annual retainer of $5,000, but directors who serve on more than one such committee are limited to only one additional retainer of $5,000. Directors serving on such committees receive $1,000 for each committee meeting they attend. In November, 1997, each non-employee director was also awarded a 2,000 share grant of restricted stock vesting over four years based on continued service on the Board; during the 1998 Fiscal Year, 500 shares of the Company's Common Stock vested under this grant to each of the incumbent directors.
         In November, 1996, the Board of Directors adopted a "Stock Compensation Plan for Non-Employee Directors" permitting each non-employee director to elect, prior to the start of a calendar year, to defer all or part of the retainer and other fee compensation payable to such director for such year in the form of stock-based units based on the price of the Company's common stock on the date such compensation would have otherwise been payable. Any such deferred stock-based units will be converted into, and paid out as, actual shares of stock following the director's termination of services as a director.
         For a description of options granted to non-employee directors, see the heading "Non-Employee Director Stock Option Plans", above.
         In November, 1991, the Company adopted a retirement program for non-employee directors. This program provides a retirement benefit to each non-employee director who retires from the Board of Directors after reaching age 72 or after completing at least five years of service as a non-employee director. The retirement benefit is equal to the highest Board retainer paid to the director during his years of service to the date of the director's retirement and is payable for a period of years (not to exceed a maximum of 15 years) equal to the director's years of service on the Board. The five-year eligibility service requirement is waived in the event of death in service, retirement due to poor health or retirement within two years of a change in control, as previously defined under the heading "Employee Agreements", above. In the event of death after retirement, the director's spouse (if any) is entitled to a death benefit equal to the remaining balance (if any) of benefits otherwise payable to the director at the time of his death.

                     JOINT REPORT OF COMPENSATION COMMITTEE
                           AND STOCK OPTION COMMITTEES

         The Compensation Committee and Stock Option Committees of the Board of Directors (respectively, the "Compensation Committee" and the "Stock Option Committees", and collectively, the "Committees") are each composed entirely of non-employee directors.
         The Compensation Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's corporate officers, and determining the annual cash compensation levels of the Company's senior management. The Stock Option Committees (which are comprised of the same directors) are responsible for establishing the general policies applicable to granting, vesting and other terms of stock options granted to current and newly hired officers and other employees under the Company's stock option plans, and for determining the size and terms of the option grants made to the Company's executive officers, among others.
         The Committees view their charter as being to ensure that the Company's officer compensation programs are structured and implemented in a manner that recognizes the Company's need to attract and retain the caliber of senior executives and other employees required for the Company to compete in a highly competitive and rapidly evolving business sector, while recognizing and emphasizing the importance and value of achieving targeted annual and long-term performance objectives at the corporate, operating unit and individual levels.

Section 162(m)

         The annual bonus opportunities and option grants provided to certain executive officers may result in compensation that may not be fully deductible under some circumstances, due to the limitations imposed by Internal Revenue Code Section 162(m). In this regard, the Committees have reviewed the effects upon the Company of Section 162(m), which limits tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers of a corporation. The Committees have also noted that due to the Company's large net operating loss carryover position,
Section 162(m) would not have a material impact on the Company's consolidated net income for the 1999 fiscal year.

Annual Review Process Regarding Performance and
Cash and Stock Compensation Levels

         During the summer and fall of 1998, the Committees and the Company's Chief Executive Officer (the "CEO") conducted, with the assistance and advice of an independent executive compensation consultant, detailed reviews of the levels and mix of officer cash and stock compensation, taking into account corporate, operating unit and individual performance for the fiscal year ended September 26, 1998.
         This annual review process included interim meetings involving the CEO, designated Committee representatives and the compensation consultant as well as formal Committee meetings to consider the progress of the annual reviews and to evaluate the recommendations of the working group. As part of the process, the CEO reviewed with the Committees (i) the assessment of each officer's performance by his/her immediate supervisor, (ii) the CEO's assessment of the performance of each executive officer and of the other officers, and (iii) the CEO's specific recommendations regarding salary, annual bonus and stock option grant actions for the officer group, and the rationale for such actions. In addition, the Committees held various private discussions regarding such matters.

Review of Base Salaries

         As part of the annual compensation review process, the base salary rate of each corporate officer was reviewed, taking into account: (i) each officer's individual performance for the preceding 12 months compared against assigned revenue, margin, net income and other goals, and against fiscal 1997 performance, (ii) the scope and importance of the functions the officer performed or for which the officer was responsible during and as of the end of the 1998 fiscal year, (iii) the assessment of the officer's initiative, managerial ability and overall contributions to corporate performance, (iv) the advice of the independent executive compensation consultant regarding the competitiveness of the current officer salary levels compared to the external market based on 1998 survey data, and (v) internal equity considerations.
         The weighting given to these factors varied from officer to officer, based in part upon the importance of the officer's position to the Company and the caliber of the incumbent, but the Compensation Committee intended that executive officer base salaries generally be competitive with the estimated relevant market for each position. Based on 1998 survey data (including a survey of more than twenty large computer sector companies) and the advice of the outside compensation consultant regarding such data, the Compensation Committee believes that the base salaries for the Company's current executive officers are generally in the 50th to 75th percentile compared to other large computer companies.
         As a result of the 1998 review and after taking into account the Company's performance during the 1998 fiscal year, the Compensation Committee, at the recommendation of the CEO, effective for fiscal year 1999, approved increases in the salaries of three executive officers named in the "Summary Compensation Table" set forth above (Messrs. Allen, Cunningham and Schwartz) to $350,000, $375,000 and $375,000, respectively, and also reviewed and approved increases for selected other corporate officers.

Annual Bonus Award

         For the 1998 fiscal year, the Board, at the recommendation of the Compensation Committee and the Company's CEO, provided bonus opportunities to four of the named executives in the "Summary Compensation Table" set forth above (Messrs. Allen, Cunningham, DeMelle and Schwartz), as well as certain other corporate officers, based on the Company's earnings-per-share ("EPS") performance, but subject to certain discretionary adjustments (based on level and importance of an individual officer's contributions to the Company's and/or unit's overall performance, and other factors). No EPS-based bonus awards, however, were earned by or paid to any executive officer for the 1998 fiscal year.
         For the 1999 fiscal year, the Board, at the recommendation of the Compensation Committee and the Company's CEO, provided bonus opportunities to four of the named executives in the "Summary Compensation Table" set forth above (Messrs. Allen, Cunningham, DeMelle and Schwartz), as well as to certain other corporate officers, based on the Company's EPS performance and operating unit contributed income performance for the 1999 fiscal year, but subject to certain discretionary adjustments (based on the level and importance of the individual officer's contributions to the Company's and/or unit's overall performance, and other factors).

Stock Option Grant

         As part of its officer compensation programs, the Company has traditionally utilized stock options priced primarily at 50% of market on the date of grant (25% of market for a portion of the initial grants to certain newly hired officers, and 100% of market in the case of all currently outstanding option grants to the Company's CEO) and vesting generally in four equal annual installments. For the 1999 fiscal year, the Stock Option Committees have approved option grants to the officer group (other than the CEO) which are priced at 50% of current market value.
         The Stock Option Committees believe that option grants have been effective for both new hire and retention purposes in establishing substantial stock-based investment risks for employees that emphasize the importance of shareholder return and encourage a focus on long-term results.
         The Stock Option Committees have also established general guidelines (which were reviewed and updated in 1997) regarding the size and pricing of officer stock option grants, which establish certain target parameters for officer option grants, based on various factors, and are intended to provide a consistent basis for judging the internal fairness and external competitiveness of officer stock option grants. The Stock Option Committees believe that the stock option grants made in November, 1997 and November, 1998 reflect, and in aggregate are consistent with, such guidelines.

CEO Compensation

         CEO Cash Compensation

         The Compensation Committee's actions in 1997 and in 1998 with respect to Mr. Skates's cash compensation for the 1998 fiscal year (as reflected in the "Summary Compensation Table" above) were based upon reviews of both proxy and survey data regarding the CEO cash compensation practices of other computer companies, as well as the Committee's evaluations of Mr. Skates's performance as CEO during the year and the Company's performance during the year, both on an overall basis and in terms of key strategic initiatives.
         For the reasons set forth in the Company's December 17, 1997 Proxy Statement, the Board, at the recommendation of the Compensation Committee, increased Mr. Skates's base salary for the 1998 fiscal year from $630,000 to $750,000.
         As described in the December, 1997 Proxy Statement, the Board, at the Compensation Committee's recommendation, also approved the continuation in the 1998 fiscal year of a CEO bonus opportunity based upon earnings-per-share performance and, alternatively, upon increases in the Company's market capitalization. No bonus was earned by Mr. Skates for the 1998 fiscal year based on the Company's earnings-per-share performance or upon an increase in the Company's market capitalization.
         In September, 1997, the Board also awarded Mr. Skates a $7 million restricted bonus as an incentive to remain in the employment of the Company as CEO for an additional three (3) years. This bonus shall become earned and vested and the restrictions related thereto shall lapse over the three year period commencing on September 28, 1997 and ending September 30, 2000. The bonus shall become fully vested and free of restrictions upon a change in control of the Company, or upon termination of Mr. Skates's employment by the Company. If Mr. Skates terminates his employment with the Company voluntarily prior to October 1, 2000, he shall be obligated to repay the Company on the day of such termination any unvested amounts paid to him under the terms of the agreement.
         In November, 1998, the Board, at the recommendation of the Compensation Committee and after taking into account 1998 survey and proxy data with respect to the CEO cash compensation practices of more than twenty other large computer sector companies, decided not to increase Mr. Skates's salary for the 1999 fiscal year above the $750,000 rate that applied for the 1998 fiscal year.
         At the same time, the Board, at the recommendation of the Compensation Committee, also approved a CEO bonus opportunity for the 1999 fiscal year based upon performance against specified earnings-per-share goals (subject to a maximum of 300% of base salary), or, if greater, performance measured on the basis of the increase (if any) in the Company's market capitalization during the 1999 fiscal year, based on the difference between (i) the product of the average daily closing market price of the Company's Common Stock on the New York Stock Exchange for the last 30 trading days prior to the close of the 1999 fiscal year times the number of shares actually outstanding as of the close of the 1999 fiscal year and (ii) the product of the average daily closing market price of the Company's Common Stock on the New York Stock Exchange for the first 30 trading days of the 1999 fiscal year times the number of shares actually outstanding as of the close of the 1998 fiscal year (subject to a maximum of $3.5 million, except in the event of a change of control, and to certain other adjustments). The Board also reserved the right to adjust this bonus in the event of extraordinary transactions and to award other bonuses.

         CEO Stock Options Awards

         After taking into account the recommendations of the Compensation Committee, the Stock Option Committees decided in November, 1998 to award Mr. Skates stock options to purchase 500,000 shares. The options were priced at 100% of the market price of the Company's stock at the time of grant. The Stock
Option Committees based this action on a number of factors, including, among others, (i) their assessment of the overall quality and value of Mr. Skates's efforts during the 1998 fiscal year, and the Company's strategic initiatives during the year; (ii) information regarding the size and value of CEO stock options grants among other large computer companies, and the advice of the Company's outside compensation consultant regarding such data; (iii) the size of Mr. Skates's prior stock option grants; (iv) the size and value of the vested in-the-money stock options held by Mr. Skates at the end of the 1998 fiscal year; and (v) the size of Mr. Skates's base salary, annual bonus award opportunity for the 1999 fiscal year, and retention bonus opportunities for fiscal years 1999 and 2000.


Conclusion

         The Compensation Committee and Stock Option Committees are of the opinion that the Company's senior management compensation programs achieve an appropriate risk/reward balance, and are consistent with the Committees' goals of having programs that enable the Company to compete for high caliber executives in a highly competitive and continually evolving sector, while also emphasizing the importance of achieving annual and long-term performance goals.

         Compensation Committee                      Stock Option Committees
         Frederick R. Adler                          Jeffrey M. Cunningham
         Jeffrey M. Cunningham                       W. Nicholas Thorndike
         W. Nicholas Thorndike                       Donald H. Trautlein
         Donald H. Trautlein                         Richard L. Tucker
         Richard L. Tucker


                             STOCK PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended September 26, 1998 with the cumulative total return on the Standard & Poors 500 Index and the Standard & Poors Computers (Hardware) Index (formerly, the Computer Systems Index). The comparison assumes $100 was invested on September 30, 1993 in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, where applicable.

[GRAPH OMITTED]

The graph assumes a $100 investment made on September 30, 1993 and the reinvestment of all dividends, as follows:

                                                     Dollar Value of $100 Investment at September 30
                                            ------------------------------------------------------------------
                                               9/93       9/94        9/95       9/96        9/97      9/98
                                            ----------  ---------  ---------- ----------  ---------- --------
Data General Corporation                       100.00      97.56      101.22     136.59      259.76    105.49
S & P 500 Index                                100.00     103.69      134.53     161.89      227.37    247.93
S & P Computers (Hardware) Index               100.00     146.08      209.61     254.24      471.11    553.67



                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP (and its predecessor, Price Waterhouse LLP) has been the independent accountants for the Company and will serve in that capacity for the 1999 fiscal year. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from stockholders.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Ownership of and certain transactions in Company stock by executive officers, directors and certain other persons are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Exchange Act. Based upon a review of the information provided to the Company, all persons subject to these reporting requirements filed the required reports on a timely basis during the 1998 fiscal year.

                              STOCKHOLDER PROPOSALS
                         FOR NEXT YEAR'S ANNUAL MEETING

         It is anticipated that the Year 2000 Annual Meeting of Stockholders will be held on Tuesday, January 25, 2000. Pursuant to regulations issued by the Securities and Exchange Commission, the deadline for submitting stockholder proposals for inclusion in the Company's proxy statement and form of proxy for the January, 2000 Annual Meeting of Stockholders is August 19, 1999. Pursuant to the Company's By-Laws, any stockholder proposal submitted to the Company after October 29, 1999 or before July 31, 1999 will be untimely and not be considered at the Year 2000 Annual Meeting.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

         The prompt return of your proxy will be appreciated and helpful in obtaining the necessary votes. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Carl E. Kaplan
Dated:   December 17, 1998                Secretary


                      A COPY OF THE COMPANY'S ANNUAL REPORT
                        ON FORM 10-K WILL BE SENT WITHOUT
                            CHARGE TO ANY STOCKHOLDER
                         REQUESTING IT IN WRITING FROM:
                            ATTENTION: MR. DAVID ROY
                          INVESTOR RELATIONS DEPARTMENT
                            DATA GENERAL CORPORATION
                               3400 COMPUTER DRIVE
                          WESTBORO, MASSACHUSETTS 01580

                                   APPENDIX A

                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                           PRESENTED AS PROPOSAL NO. 2


Set forth below is the text of proposed Section A to Article FOURTH, as amended, of the Restated Certificate of Incorporation of the Company, as discussed in the Proxy Statement under Proposal No. 2 (Increase of Authorized Common Stock):

         FOURTH.

                  A. Authorized Capital Stock. The total number of shares of all classes of stock which this Corporation shall have authority to issue is ONE HUNDRED AND FIFTY-ONE MILLION (151,000,000) shares, consisting of ONE MILLION (1,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter, the "Preferred Stock"), and ONE HUNDRED FIFTY MILLION (150,000,000) shares of Common Stock, par value $.01 per share (hereinafter, the "Common Stock").

                               DATA GENERAL CORPORATION

                                        P R O X Y

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 27, 1999

Ronald L. Skates and Frederick R. Adler, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Common Stock of Data General Corporation held of record by the undersigned on November 30, 1998, at the Annual Meeting of Stockholders to be held at 1:00 P.M. on January 27, 1999, at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

PLEASE MARK, DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.
                                               (SEE REVERSE SIDE)

                                                DATA GENERAL CORPORATION
                                                P.O. BOX 11235
                                                NEW YORK, N.Y.  19203-0235

      _ _ _ _  V_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ __ _ _ _ _V _ _ _ _


Proposal No. 1: Election  FOR all     / / WITHHOLD AUTHORITY / / *EXCEPTIONS / /
                of        nominees        to vote for all
                Directors listed below    nominees listed
                                          below

                Nominees: Frederick R. Adler, Ferdinand Colloredo-Mansfeld,
                          Jeffrey M. Cunningham, Ronald L. Skates,
                          W. Nicholas Thorndike, Donald H. Trautlein and Richard L. Tucker.

                (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write the nominee's name in the space provided below)
                o Exceptions: ______________________________________________

Proposal No. 2: To approve an amendment to the  Company's  Restated  Certificate of Incorporation to increase the number of authorized shares of the Common Stock of the Company from 100 Million shares to 150 Million shares.

                FOR  / /   AGAINST  / /   ABSTAIN  / /
                                                    Change of Address
                                                    or Comments Mark Here   / /

                        Unless otherwise specified this Proxy will be voted
                         FOR Proposals Nos. 1 and 2. The Board of Directors
                            recommends a vote FOR Proposals Nos. 1 and 2.

                     Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The signer acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

                     IMPORTANT: Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

                              Dated: ____________________________________, 199__
                              --------------------------------------------------
                                                 Signature
                              --------------------------------------------------
                                                 Signature

Please Sign, Date and Return the Proxy Card Promptly.
Votes MUST be indicated (X) in Black or Blue ink.

[DATA GENERAL LOGO]


DATA GENERAL CORPORATION
4400 Computer Drive, Westboro, MA  01580
Telephone (508) 898-5000



Dear Stockholder:

Attached below is your proxy card for the January 27, 1999 Annual Meeting of Stockholders of Data General Corporation. Also enclosed please find the Notice of Annual Meeting and Proxy Statement.

YOUR VOTE IS IMPORTANT. UNLESS ENOUGH STOCKHOLDERS VOTE THEIR PROXIES, THE COMPANY WILL NOT BE ABLE TO COMPLETE THE BUSINESS AT ITS MEETING, WHICH WILL RESULT IN THE ADDITIONAL EXPENSE OF FURTHER MAILINGS TO STOCKHOLDERS UNTIL ENOUGH VOTES ARE RECEIVED.

Whether or not you plan to attend the Stockholder's Meeting, please immediately complete and sign the proxy card, and return it in the envelope provided.

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU MAY OWN.

Thank you.



                            PLEASE DETACH PROXY CARD HERE
           _ _ _ _  V_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _V _ _ _ _